ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
THE JENSEN PORTFOLIO, INC.

Pursuant to ORS 60.134, The Jensen Portfolio, Inc. (the “Corporation”) hereby adopts an amendment to its Amended and Restated Articles of Incorporation.

1. Article III of the Corporation’s Amended and Restated Articles of Incorporation is amended to add new Sections F and G as follows:

“F. There is hereby established a class of shares of Common Stock of the Corporation, designated “Class Y Common Stock,” to consist of 1,000,000,000 shares of Common Stock.

“G. The shares of Class Y Common Stock classified hereby shall have the relative rights, preferences, and limitations as set forth elsewhere in these Articles with respect to Common Stock generally, and shall be subject to the charges and expenses imposed by the Board of Directors pursuant to a plan adopted under Rule 18f-3 (or successor or similar provision) under the 1940 Act and disclosed in the Corporation’s Registration Statement.”

2. The amendment was adopted by the Board of Directors on July 28, 2016. Pursuant to ORS 60.434(6) shareholder action was not required.

DATED: September 28, 2016

THE JENSEN PORTFOLIO, INC.

By: /s/ Robert D. McIver
Name: Robert D. McIver
Title: President